STATE OF DELAWARE CERTIFICATE OF CONVERSION FROM A PARTNERSHIP TO A LIMITED LIABILITY COMPANY
PURSUANT TO SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.) The jurisdiction where the Partnership first formed is Delaware.

2.) The jurisdiction immediately prior to filing this Certificate is Delaware.

3.) The date the Partnership first formed is 10/01/2007.

4.) The name of the Partnership immediately prior to filing this Certificate is Northwest Pipeline GP.

5.) The name of the Limited Liability Company as set forth in the Certificate of Formation is
Northwest Pipeline LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of July, A.D. 2013.

By:	/s/ Allison G. Bridges

Authorized Person
Name:	Allison G. Bridges

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